Exhibit 10.2

Form of Restricted Stock Unit Grant Agreement

for Directors

TERADYNE, INC. 1997 EMPLOYEE STOCK OPTION PLAN

NOTICE OF RESTRICTED STOCK UNIT GRANT AND TERMS

Name

In granting restricted stock units, Teradyne seeks to provide employees, consultants and/or directors with incentive to help drive the company’s future success and to share in the economic benefits of that success. We all look forward to your contributions to that effort.

In recognition of your contributions to Teradyne, you have been granted an award consisting of the right to receive up to XX shares of Teradyne common stock. This grant was approved effective XXX (the “Effective Date”).

This award is subject to the Restricted Stock Unit Terms attached hereto and the terms of the Teradyne 1997 Employee Stock Option Plan, as amended (the “Plan”). The shares covered by this award will be delivered over time as described in and subject to the vesting conditions of the Restricted Stock Unit Terms.

TERADYNE, INC.

V.P., General Counsel and Secretary

(1997 RSU)

Grant #XX

RESTRICTED STOCK UNIT TERMS

This award is governed by and subject to Teradyne’s 1997 Employee Stock Option Plan, as amended (the “Plan”), which, together with the following provisions controls the meaning of terms and the rights of the recipient. Capitalized and defined terms used and not defined below will have the meaning set forth in the Plan.

1.	Award Grant, Vesting and Transfer

(a) Payment of par value. Teradyne hereby grants to the recipient that number of shares of Teradyne common stock as is set forth on the Notice of Restricted Stock Grant attached hereto. When the underlying shares of Teradyne common stock are issued to the recipient, par value will be deemed paid by the recipient for each share by past services rendered by the recipient.

(b) This award vests yearly on the anniversary of the Effective Date. None of this grant will be vested on the Effective Date. 100% of the total grant will vest on the first anniversary of the Effective Date. The Teradyne Board of Directors shall have the right to accelerate the date that any installment of this award becomes vested.

(c) This award will not vest further after termination of employment or other business relationship except in limited certain circumstances. This award will not vest after the recipient’s employment or other business relationship ends, regardless of the reason, provided, however, that if the recipient’s employment or other business relationship with Teradyne or a Related Corporation ends on account of disability, that portion of this award which would have vested under the applicable rule stated in (b) above had the recipient’s employment or business relationship continued for 30 months following his or her termination of employment or business relationship on account of disability will vest.

Employment or another business relationship shall be considered as continuing uninterrupted during any bona fide leave of absence (such as those attributable to illness, military obligations or governmental service) provided that the period of such leave does not exceed 90 days or, in the case of an employee, if longer, any period during which the employee’s right to reemployment is guaranteed by statute. A bona fide leave of absence with the written approval of the Committee shall not be considered an interruption of employment or other business relationship, provided that such written approval contractually obligates the Company or any Related Corporation to continue the employment or other business relationship of the recipient after the approved period of absence.

(d) No rights as stockholder; Issuance. The recipient shall not have any right in, to or with respect to any shares which may be covered by this award (including but not limited to the right to vote or to receive dividends) until the award is settled by issuance of shares to the recipient. All vested shares issued in respect of this award will be transferred or issued to the recipient (or his or her estate, in the event of his or her death) promptly after the date they vest but in any event within 2 1/2 months following the calendar year in which they become vested (or any earlier date, after vesting, required to avoid characterization as non-qualified deferred compensation under Section 409A of the Code). Teradyne will not be required to transfer or issue any vested shares until arrangements satisfactory to it have been made to address any income, withholding and employment tax requirements which might arise by reason of the vesting and transfer or issuance of shares.

(e) This award may not be assigned or transferred. This award is not assignable or transferable (except by will or the laws of descent and distribution).

2. Capital Changes and Business Succession. Section 13 of the Plan, containing provisions for adjusting the number of shares exercisable under an option granted under the Plan if a recapitalization, stock split, merger, etc. occurs, will apply on a substantially equivalent basis in the case of shares covered by this award which have not vested and been delivered at the time of such a recapitalization, stock split, merger, etc. In that event, the recipient of the award will be notified of the adjustment, if any.

3. Employment or Business Relationship. Granting this award does not imply any right of continued employment or business relationship by the Company or a Related Corporation, and does not affect the right of the recipient or the Company or a Related Corporation to terminate employment or a business relationship at any time.

4. Stock Registration. Shares to be issued under this award are currently registered under the Securities Act of 1933, as amended. If such registration is not in effect at the time of vesting, the recipient will be required to represent to the Company that he or she is acquiring such shares as an investment and not with a view to the sale of those shares.

5. Term. This Agreement will terminate on                     , 20    . [Two years from Effective Date]